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                                                                  EXHIBIT (k)(5)


                             AGREEMENT OF AMENDMENT


                                                     Dated as of August 13, 2007


         Reference is made to that certain Amended and Restated Fee Letter dated as of July 14, 2006 (as amended, restated, supplemented or modified from time to time, the "Fee Letter") between JPMorgan Chase Bank, N.A. and Van Kampen Senior Loan Fund. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Fee Letter.


         The parties hereto agree that, effective as of the date hereof, paragraph 3 of the Fee Letter regarding the "Program Fee" is hereby amended by replacing the percentage "0.20%" set forth therein with the percentage "0.13%".


         This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.


         THIS AGREEMENT OF AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.


         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and delivered by their duly authorized officers as of the date first above written.

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
VAN KAMPEN SENIOR LOAN FUND,                JPMORGAN CHASE BANK, N.A.,
as Borrower                                 as Program Agent


By:                                         By:
    -----------------------                     --------------------------
    Name:                                       Name:
    Title:                                      Title:
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